MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (“Agreement”) is made as of August ___, 2014 (“Effective Date”) between Cisco Systems International B.V., a Netherlands corporation, having its principal place of business at Haarlerbergpark, Haalerbergweb 13-19, 1101 CH Amsterdam, The Netherlands, on behalf of itself and its Subsidiaries (collectively, “Cisco”), and Inside Secure, a French corporation having a place of business at 41 Parc Club du Golf, Aix-en-Provence, France (“Supplier”).

PRELIMINARY UNDERSTANDING

A.	Supplier is in the business of developing, manufacturing and selling components tht are required to achieve the desired functionality of some of Cisco’s products.

B.	Cisco desires to set forth the terms and conditions under which Cisco and Authorized Purchasers may purchase Products.

NOW, THEREFORE, in consideration of the mutual promises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Definitions.

“Authorized Purchaser” means an EMS Provider or any other third party designated by Cisco in writing.

“China RoHS” means the regulations entitled “Management Methods for Controlling Pollution by Electronic Information Products” (Ministry of Information Industry Order #39).

“Contamination” means that proprietary technology has become subject to the terms of an Open Source License under which downstream recipients or other third parties may claim the right to (i) copy, create derivative works of, or redistribute the proprietary technology, or (ii) receive source code to the proprietary technology.

“Custom Product” means a Product that Cisco and Supplier have agreed to designate as ‘Liable’ in connection with the price negotiation process and is documented as such in Cisco’s then-current commodity information/attributes database. The parties acknowledge that a Product is generally designated ‘Liable’ when (i) it contains intellectual property of Cisco or a Cisco subsidiary or was designed or produced to meet specific requirements unique to a Cisco product and (ii) Supplier has no alternate redistribution channel.

“Cycle Time to Replenish (“CT2R”)” means the period of time beginning with the submission of an Order or request for Product(s) through the arrival of such Product(s) at a Hub or such other specified deliver), site as Cisco may require. CT2R shall consist solely of: order processing time + process planning time + manufacturing cycle time + transit time to the applicable delivery site, and does not include lead time for raw materials or other Product inputs.

“Documentation” means any Specifications and technical manuals and other materials (but excluding promotional and/or training materials) provided by Supplier with respect to the Software.

“EMS Provider” means one of Cisco’s authorized contract manufacturers.

“Epidemic Failure” means noncompliance with the warranty under Section 17.1 with respect to a Product failure rate due to (i) a single failure mode in excess of one percent (1%) of the subject Product received cumulatively by Cisco and its Authorized Purchasers during any rolling 3-full calendar month period, at least one full calendar month of which falls within the Warranty Period (as defined in Section 17.1) or (ii) a multiple failure mode in excess of three percent (3%) of the subject Product received cumulatively by Cisco and its Authorized Purchasers during any rolling 3-full calendar month period, at least one full calendar month of which falls within the Warranty Period (as defined in Section 17.1).

“Error” means any error, defect, “bug” or problem in the Software that results in (i) any failure or malfunction of the Software; or (ii) the Software’s failure to conform in any respect to the Documentation published by Supplier for the Software.

“EU Directives” means, collectively, EU RoFIS Directive 2002/95/EC and the EU WEEE Directive 2002/96/EC.

“Hazardous Materials” means materials which are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

“Hub” means a Cisco Lean Hub.

“Hub Order” means an instruction to the Supplier to ship Product to the Hub, either on a single date or multiple pre-scheduled dates. Such instruction shall originate from an EMS Provider pursuant to a valid Lean VMI Agreement (as defined below). The instruction may take one of the following forms: discrete zero dollar purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between EMS Provider and Supplier.

“Hub Provider” means any third party providing warehousing services in connection with the Cisco Lean Hub.

“Hub Pull Signal” means an instruction from the EMS Provider to the Hub Provider to ship or deliver Product from the Hub to the EMS Provider.

“Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and maskworks, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“JIG” means the Joint Industry Guide of the Electronic Industries Alliance.

“Non-Hub Order” means an instruction from Cisco or the Authorized Purchaser to the Supplier to ship Product directly to Cisco or the Authorized Purchaser. Such instruction may take one of the following forms: discrete purchase orders (manual or electronic), electronic data interchange releases against blanket purchase orders, or any other method agreed to between Authorized Purchaser and Supplier or Cisco and Supplier.

“Object Code” means the Software in executable binary form.

“Open Source License” means a software license under which the Source Code is made available under terms that allow any licensee to copy, create derivative works and distribute the software without any fee or cost.

“Open Source Technology” means any technology that is or becomes subject to the terms of an Open Source License.

“Order” means a Hub Order and/or a Non-Hub Order.

“Product” means any product (including hardware and Software, user documentation (if applicable) and Supplier’s standard packaging) purchased from Supplier by Cisco or on Cisco’s behalf by an Authorized Purchaser.

“Product Price” means the most recent mutually agreed upon price that Cisco (and its Authorized Purchasers) shall pay for a Product, as established via any price negotiation process (including, without limitation, reverse auction, request for pricing, direct negotiation or other process) and contained in Cisco’s then-current commodity information database.

“RCFA” or “Root Cause Failure Analysis” means analysis based on a case-by-case investigation that seeks to discover the event that caused a Product failure, which, once removed, will prevent a like event from occurring again.

“Rolling Forecast” or “Forecast” means a non-binding estimate of Product forecast to be purchased by Cisco and its EMS Providers, as updated periodically.

“Software” means any computer code in object code or executable code format and whether embedded in or bundled with a Product in any manner, including as firmware, separately on disks or other media or by electronic transmission, together with all bug fixes, revisions and upgrades thereto. Software licensed, or to be licensed, under this Agreement is set forth in Exhibit D.

“Source Code” means a fully documented human-readable source code form of the Software, including programmer’s notes and materials and Documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features and to use, operate, maintain, modify, support and diagnose Errors.

“Specifications” means the specifications identified in Supplier’s then-current Product data sheet and any additional specifications agreed to by the parties.

“Standard Product” means a Product that is not a Custom Product.

“Subsidiary” means an entity, excluding, in the case of Cisco, Cisco Systems Inc. (“CSI”), in which a party effectively owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or shares.

2.              Cisco Lean Hub Participation. Supplier shall participate in the Cisco Lean Hub plan as set forth below.

2.1               Participation in the Cisco Lean Hub program shall include, but not be limited to, execution of and adherence to the terms of a Hub agreement between Supplier and one or more EMS Provider (the “Lean VMI Agreement”) in substantially the same form as set forth in Exhibit A.

2.2               No Product Price shall be increased and no other cost shall be imposed upon Cisco or any EMS Provider arising from or related in any way to Supplier’s participation in the Hubs.

2.3               Supplier shall (i) utilize Cisco approved transporters of all Products into and from any Hub, and (ii) establish with Cisco, at least quarterly, the applicable CT2R(s) for each Product and/or location to be shipped.

2.4               Supplier shall provide to Cisco and its EMS Providers visibility to inventory volumes, shipment information and location of Products en route to, within, and transferred from the Hubs whether via electronic data interchange or other Cisco-approved method.

2.5               Cisco shall have no liability for any Orders placed by the EMS Providers, including any Products placed in the Hub.

2.6               The terms of this Agreement that relate to Supplier’s participation in the Cisco Lean Hub shall only become effective with respect to those EMS Providers that have entered into a Lean VMI Agreement with the Supplier; until such a Lean VMI Agreement has been executed, the other terms of this Agreement, without the Cisco Lean Hub terms, shall remain in full force and effect.

3.              Sales to Authorized Purchasers.

3.1               Supply of Product. Supplier agrees to supply Products pursuant to the terms and conditions of this Agreement.

3.2               Limitations. Supplier shall sell Product to Cisco or its Authorized Purchasers for purposes of allowing Cisco or its Authorized Purchasers to incorporate such Product into (or bundle such Product with) Cisco’s products. Supplier shall manage all aspects of delivery and fulfillment of Products to Authorized Purchasers. The Parties acknowledge that Supplier and CSI.”) have entered into a purchase agreement (the “CSI Agreement”) substantially similar to this Agreement governing the purchase of products from Supplier by CSI and contract manufacturers identified in the CSI Agreement. Supplier acknowledges that (i) Cisco Authorized Purchasers’ purchases of Products under this Agreement will be made solely for the purpose of incorporating such Products into or bundling such Products with products ultimately made for Cisco and (ii) Cisco Authorized Purchasers’ purchases under the CSI Agreement will be made solely for the purpose of incorporating such purchased property into or bundling such purchased property with products ultimately made for CSI.

3.3               Application of certain sections to Authorized Purchasers. The following sections of this Agreement shall apply to purchases by Authorized Purchasers of Product for inclusion in Cisco products (collectively, the “Authorized Purchaser Required Sections”): Sections 2 (Cisco Lean Hub Participation), 3.1 (Supply of Product), 4 (Orders), 5 (Product Pricing), 6 (Delivery), 7 (Flexibility), 8 (Late Deliveries), 9 (Reschedules and Cancellations), 10 (Shipping Documents, Packaging and Markings), 11.2 (Allocation of Products During Shortages), 12 (Quality and Testing), 13 (Product Changes and Discontinuation), 14 (Software), 15 (Open Source Technology), 16 (RCFA and Support), 17 (Warranties), 21 (Compliance with Laws), 22 (Limitation of Liability) and 25 (Scrap and Supply Chain Visibility). Notwithstanding anything to the contrary in this Agreement or any non-disclosure agreement executed by the parties, Cisco may disclose the Authorized Purchaser Required Sections to its Authorized Purchasers and the Hub Provider solely for their use in purchasing Product to be included in (or bundled with) Cisco products or providing Hub services, respectively. Cisco shall disclose the Authorized Purchaser Required Sections to its Authorized Purchasers in the format attached hereto and incorporated herein as Exhibit B. Supplier shall adhere to the Authorized Purchaser Required Sections as to Products purchased by Cisco Authorized Purchasers Products for inclusion in Cisco products. If Supplier provides terms to any Authorized Purchaser more favorable to such Authorized Purchaser than those in the Authorized Purchaser Required Sections, Supplier shall provide such terms to Cisco. With respect to Product ordered by any Authorized Purchaser, Supplier shall invoice such Authorized Purchaser directly, and Cisco shall have no liability for any such order. Supplier shall be entitled to refuse to sell Products to any Authorized Purchaser with reference to this Agreement if (i) such Authorized Purchaser has failed to pay Supplier amounts due Supplier, and (ii) Supplier has notified Cisco in writing and has afforded to Cisco a reasonable period of time, but in no event less than ten (10) or more than seventeen (17) days, in which to intervene and resolve such non-payment by the Authorized Purchaser. Upon subsequent resolution of any such non-payment by a Cisco Authorized Purchaser, Supplier’s obligations hereunder shall resume immediately. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products by Cisco, its subsidiaries and its Authorized Purchasers (incident to providing manufacturing services to Cisco) shall be aggregated for the benefit of Cisco and each Cisco Authorized Purchaser. Supplier agrees that any Cisco Authorized Purchaser may enforce the Authorized Purchaser Required Sections, notwithstanding the fact that Orders for the Products may issue from another Cisco Authorized Purchaser or Cisco.

3.4               Enforcement of Terms. Supplier agrees that Cisco may, at its discretion, enforce all terms under this Agreement directly, notwithstanding the fact that Orders for the Products may issue from Cisco Authorized Purchasers. If any Authorized Purchaser makes a claim to Supplier regarding any Product, Parties agree that any claim or enforcement of the terms of this Agreement either by Cisco or the relevant Authorized Purchaser shall bar any other entity from making the same claim or enforcement and any liability arising out of such claim or enforcement. Supplier may notify Cisco in writing if Supplier receives a claim or enforcement request which duplicates a claim or enforcement request that Supplier previously received from another entity.

4.              Orders. Supplier shall accept and acknowledge in writing or electronically all Orders within one (1) business clay after receipt thereof and identify a firm date for delivery of the Products at or within CT2R; provided, however, that Supplier shall not be liable for delays in transit time beyond the reasonable control of Supplier. Orders placed at the CT2R for a Product which are not acknowledged by Supplier within three (3) business clays of receipt are deemed accepted. Cisco shall not be liable for any verbal commitments. If Supplier cannot meet the identified delivery date, and Cisco wishes to purchase the Products from one of Supplier’s distributors, Supplier will make reasonable commercial efforts to extend to such distributor a price which would enable the distributor to sell Products to Cisco at the Product Price. All Orders placed with Supplier by Cisco directly shall be subject to the terms and conditions of this Agreement without specific reference hereto.

5.              Product Pricing. Supplier shall sell the Products to Cisco and the Authorized Purchasers at the Product Price for each respective Product. Product prices are in U.S. dollars. Supplier shall not increase the Product Price or impose any additional costs on Cisco or any Authorized Purchaser arising from or related in any way to Supplier’s participation in the Cisco Lean Hub plan. Supplier shall use its best efforts to meet Cisco’s quarterly cost reduction targets. Supplier will extend to Cisco and its Authorized Purchasers all reductions in Product Price for any Orders placed but not yet shipped to Cisco or its Authorized Purchasers (including pursuant to a Hub Pull Signal) as of the effective date of the reduction. Supplier represents and warrants that the Product Prices are, and shall be throughout the Term, no higher than the lowest prices offered by Supplier to any customer purchasing the same or lesser total aggregate dollar or unit volume on an annual basis.

6.              Delivery. Supplier shall deliver the Products to the agreed ship-to location on the agreed delivery date using Cisco approved carriers and delivery terms shall be FCA Supplier’s shipping point, freight collect, per Incoterms 2010.

7.              Flexibility.

7.1               Production Capability. Supplier will ensure that it can increase or decrease production of Products in all market conditions, using the amount of any Product set forth in week 10 of the previous fiscal quarter’s Rolling Forecast as a baseline from which to increase or decrease production (“Baseline”), as follows:

•	Increase or decrease of thirty percent (30%) of Baseline if the increase or decrease is to be implemented within four (4) weeks; and an additional

•	Increase or decrease of thirty percent (30%) of Baseline if the increase or decrease is to be implemented within eight (8) weeks.

Except as provided in Section 7.2 below, Supplier shall bear all costs incurred to meet Baseline increases or decreases, unless the parties otherwise agree in writing. Notwithstanding the above, this Section shall not apply to the extent Supplier is fully participating in a Cisco Lean Hub pursuant to a valid Lean VMI Agreement and is shipping Product to such Hub. For example, Supplier shall only be relieved of the flexibility requirements for those Products and those Hubs that are operating under a valid Lean VMI Agreement.

7.2               Liability for Certain Flexibility-Related Costs. With regard to the costs incurred by Supplier to meet the Baseline increases stated in Section 7.1 above during the period of time between the Effective Date and the date upon which Supplier begins its participation in a Cisco Lean Hub (the “Pre-Hub Period”), Cisco shall notify Supplier in writing (the “Former Product Notification”) approximately thirty (30) days prior to the expiration of the Pre-Hub Period as to what Products, if any, that Cisco or its Authorized Purchasers will no longer be purchasing once Supplier’s Hub participation becomes effective (the “Former Products”). Supplier shall immediately stop all work and cause its suppliers to stop all work related to the Former Products. For any Former Products, Supplier shall, to the extent that it can produce reasonable supporting documentation and subject to review by Cisco, receive compensation for:

(i)                 The Product Price, for all Former Products completed that have been delivered, are in transit or are available for delivery at the time that the Former Product Notification is given and that are pursuant to open purchase order(s) and not previously paid for; and that are retained by Cisco as a result of Cisco’s directions given to Supplier pursuant to (iv);

(ii)               Supplier’s actual cost, without markup, for all Former Products completed that have been delivered, are in transit or are available for delivery at the time that the Former Product Notification is given and that are pursuant to open purchase order(s) and not previously paid for; and that are not retained by Cisco as a result of Cisco’s directions given to Supplier pursuant to (iv).

(iii)             Pursuant to any open purchase orders, the actual costs, without markup, incurred and documented by Supplier for WIP raw materials for such Former Products, but only if the raw materials cannot, in Supplier’s reasonable determination, be used in other products or sold to other customers, or returned to suppliers (“Liability Mitigation”). Supplier shall document its Liability Mitigation efforts, which Supplier shall undertake for sixty (60) days prior to submitting a claim to Cisco; and

(iv)              Upon payment of Supplier’s claim, Cisco shall be entitled to all work and materials paid for by Cisco and shall provide to Supplier instructions for material disposition. Materials that are shipped to Cisco shall be delivered to Cisco FCA Supplier’s factory. Provided Cisco complies with its obligations under this Section 7.2, then Cisco is not responsible for any other costs or liability in connection with the flexibility costs incurred by Supplier in the Pre-Hub Period.

8.              Late Deliveries. Supplier shall notify Cisco and any affected Cisco Authorized Purchasers promptly if Supplier reasonably anticipates that delivery may be delayed. In the event that the parties cannot agree on a new delivery date, Cisco or its Authorized Purchaser may reschedule or cancel the affected Order(s) without penalty.

9.              Reschedules and Cancellations. Except as set forth in Section 7.2, Cisco or its Authorized Purchasers may, at any time prior to the delivery date, cancel any Order in whole or in part or modify the delivery date set forth in any Order. If modified the new delivery date shall be within ninety (90) clays from the original scheduled delivery date. No Product shall be treated as Non-Cancelable/or Non-Returnable (“NCNR”) unless so designated in the applicable Order or as otherwise provided in Section 7.2.

10.           Shipping Documents, Packaging and Markings. Supplier will ship Product with accurate shipping documents including (i) commercial invoice, packing list and applicable export and transportation documents and declarations; (ii) an itemized packing list bearing the purchase order number, the description, part number and quantity of each Product shipped, the number of shipping containers in the delivery and the waybill or bill of lading number, and (iii) external packaging labeling conforming to such labeling specifications as Cisco may provide from time to time. Supplier will package Products in accordance with good commercial practice, and in a manner acceptable to common carriers for shipment and adequate to ensure undamaged arrival of the Products. Supplier will mark all containers with necessary lifting, handling and shipping information, country of origin, purchase order numbers, date of shipment and the names of the consignee and consignor and any other markings that may be required by applicable law.

11.           Disaster Recovery and Allocation during Shortages.

11.1           Disaster Recovery and Business Continuity. Within thirty (30) clays following a request by Cisco, Supplier shall submit to Cisco a written plan for and/or information regarding disaster recovery and business continuity specific to location(s) upon which Supplier relies to provide the Products (“Business Continuity Plan” or “BCP”). Such Business Continuity Plan shall identify, at a minimum, primary site locations, available alternate facilities, time to recover (in weeks), emergency contacts, infrastructure and logistics and shall provide for security and protective measures necessary to ensure minimal impact to Cisco’s supply of Products. Further, such BCP shall set forth proof of the maintenance of all risk property insurance on a full replacement cost basis, including coverage for earthquake and flood where available on commercially reasonable terms, and covering Supplier’s facilities, stock and equipment used in connection with this Agreement. Cisco may request a copy of such BCP on a periodic basis, but no more frequent than biannually. An updated BCP provided by Supplier will supersede the prior BCP. Cisco’s internal auditors, or an independent third party selected by Cisco, may conduct an inspection of Supplier’s facilities for business continuity risks in accordance with the process set forth in Section 26.

11.2           Allocation of Product during Shortages. In the event of a shortage of any Product included on the Rolling Forecast, Supplier shall notify Cisco and shall provide Cisco and its Authorized Purchasers an allocation of such Product during such shortage that is no less favorable than that provided to any other customer, whether internal or external.

12.           Quality and Testing. Supplier shall adhere to such quality and qualification requirements as may be specified by Cisco and provided to Supplier from time to time. Supplier shall test Product prior to shipment in accordance with mutually agreed test procedures.

13.           Product Changes and Discontinuation.

13.1           Product Change Notices. Supplier shall not change any Specification, process characteristic, or the form, fit or function of any Product except in accordance with the Product Change Notification (“PCN”) terms set out and referenced in Exhibit C.

13.2           Minimum Manufacturing Period. Supplier shall manufacture each Product for a minimum of seven (7) years from Cisco’s first customer ship (“FCS”) of a product containing such Product (the “Minimum Manufacturing Period”).

13.3           Failure to Meet Minimum Manufacturing Period. If Supplier fails to meet its obligations under Section 13.2, Supplier shall, at Cisco’s option, either (i) compensate Cisco for all reasonable direct costs Cisco incurs in the transition to an alternate manufacturer/seller or replacement product or (ii) buffer and manage, at Supplier’s expense, an amount of Product to be forecasted by Cisco for the remainder of the Minimum Manufacturing Period.

13.4           Product End of Life

13.4.1 EOL Notice and EOL Purchases. If Supplier determines to cease the manufacture or sale of any Product (an “End of Life” or “EOL”), Supplier shall provide at least twelve (12) months prior written notice (the “EOL Notice Period”) in accordance with Cisco’s PCN process. Cisco may place Orders during the EOL Notice Period and shall take delivery on a date no later than twelve (12) months after the end of the EOL Notice Period. If Supplier receives a purchase order after the EOL Notice Period has run, it shall notify Cisco and offer the same opportunity for Product purchase to Cisco as set forth in such purchase order.

13.4.2 Alternative Source; EOL Support. If requested, Supplier shall assist Cisco in identifying alternative products or sources. Supplier shall continue to provide RCFA and support pursuant to Section 16 for each Product that is the subject of an EOL notice. Supplier shall maintain warranty replacement Product reasonably sufficient to address the historic failure rate for the EOL’d Product.

14.           Software.

14.1           With respect to any Software contained within any Product, Supplier hereby grants Cisco a nonexclusive, worldwide, non-transferable (except to affiliates of Cisco) royalty-free license to reproduce and have reproduced, embed and have embedded, distribute and have distributed, import, and use such Software, in object (and Source Code form, if provided by Supplier) to the extent such activities are required for the manufacture of Cisco products incorporating (or bundled with) such Product; and for promotion, marketing and distribution to resellers and end users in connection with Cisco’s distribution of Cisco’s products incorporating such Product. For the avoidance of doubt, this section does not purport to grant or imply any license right with respect to standalone Software (i.e., Software not contained within any Product) or Software under an Open Source License. Cisco may sublicense any of the rights set forth in this Section solely in connection with the manufacture, sale, license, loan or distribution of Cisco products incorporating such Product, provided the sublicensee agrees to abide by the terms of this license. All bug fixes, revisions to and upgrades of the Software which Supplier generally makes available to its customers at no charge will be made available to Cisco at no charge. All other upgrades will be offered to Cisco on mutually agreeable terms and conditions.

14.2           License Restrictions. All rights not expressly granted hereunder or granted by third party licensors are reserved to Supplier. Cisco may not copy, distribute, reproduce, use or allow access to the Software except as explicitly permitted under this Agreement or in any applicable Open Source License. Cisco shall not decompile, reverse engineer, disassemble or otherwise attempt to derive the Source Code from the Software that is provided in object code form except as expressly permitted or mandated by any applicable Open Source Licenses. Cisco shall not merge or integrate all or part of the Software with other software programs, other than in compliance with the Documentation or any applicable Open Source Licenses. Cisco shall not remove, obscure, or alter Supplier’s copyright notices, trademarks, or other proprietary rights notices affixed to or contained within the Software. Cisco must reproduce such notices on any permitted copies of the Software and the Documentation. For the avoidance of doubt, this section does not purport to restrict or alter the rights in any parts of the Software not owned by Supplier, including but not limited to any Open Source Technology.

14.3           Ownership. Supplier or its licensors own and shall retain all right, title, and interest in and to the Software, including all copyrights, patents, trade secret rights, trademarks and other Intellectual Property therein. Cisco is not acquiring any right, title or interest of any nature whatsoever in the Software except the license granted under Section 14.1. The Software is licensed to Cisco and not sold.

15.           OPEN SOURCE TECHNOLOGY.

15.1           Open Source Licenses. The parties will comply with the terms of all Open Source Licenses governing the Software. One party’s failure to comply shall not relieve the other party’s obligation to comply with such Open Source Licenses governing the Software.

15.2           Guidelines. Supplier will comply with Cisco’s Open Source Guidelines for Suppliers (“the Guidelines,” attached as Exhibit D-1). Supplier will cooperate with Cisco to help it understand all information provided under the Guidelines and ensure that it is in the correct format.

15.3           Updates. Supplier will update all information and technology provided under Section 15.2. Updated information and technology will be provided to Cisco promptly, but in no event later than thirty (30) clays after the event that necessitated the update.

15.4           Request for Source Code. If, as a result of an alleged obligation under an Open Source License, Cisco receives a request from a third party to provide Source Code for all or a portion of the Software (the “Request”), and the Source Code requested has not already been provided by Supplier to Cisco under Section 15.2, then Cisco shall notify Supplier and refer the requestor to Supplier.

15.4.1 If Supplier is obligated to provide all or part of the requested Source Code to Cisco tinder Section 15.2 or any other provision of this Agreement, and has failed to do so, Supplier shall provide such code within five (5) business days of notification.

15.4.2 If the requested Source Code is not subject to release under Section 15.4.1 and the Request is not resolved within five (5) business days of notification, Supplier shall meet with Cisco to discuss how it plans to respond to the Request. If the Request is not resolved within thirty (30) days of notification or as otherwise agreed by the parties, then Cisco may disclose any information (including portions of this Agreement and any Source Code in its possession reasonably necessary to respond to the Request and to any related public allegations regarding Cisco’s open source compliance.

15.4.3 If the license under which the Request is made provides for suspension or termination of license rights within a specified time period following notification of breach, then, unless otherwise agreed by Cisco, the 30-day period referred to in Section 15.4.2 above shall be shortened to require resolution at least five (5) business days prior to such suspension or termination.

15.5           Reimbursement for Non-compliance. If Supplier (i) fails to comply with any of its obligations under Sections 15.2 (“Guidelines”) or 15.3 (“Updates”) and (ii) has not cured such non-compliance or commenced a compliance plan acceptable to Cisco within ten (10) days of written notice of such non-compliance from Cisco, and (iii) such failure results in costs reasonably incurred by Cisco (“Costs”), then upon receipt of a notice of non-compliance and a statement of Costs from Cisco, Supplier shall promptly reimburse Cisco for the Costs identified in the statement. All Costs under this Section 15.5 shall be treated as direct damages and shall not be subject to the waivers and limitations of Section 22.

16.           RCFA and Support. Supplier will make available the following services for a period of at least five (5) years from the date of last shipment by Supplier:

16.1           RCFA. Supplier will provide RCFA services in accordance with the RCFA procedures as set out in Exhibit E hereto; and

16.2           Technical Support. Upon request, Supplier will provide in electronic or other acceptable form, all bug notes or other documentation regarding Product problems, including accurate records of any known or suspected defects. Supplier will provide this support and any corrective action at no charge during the term of this Agreement; and

16.3           Emergency Replacement. Supplier shall ship Product within twenty-four (24) hours of any Cisco request for emergency replacement. If no replacement is available, Supplier will provide replacement Product as soon as reasonably possible and will notify Cisco of the estimated delivery date.

17.           Warranties.

17.1           Product Warranty. The warranty period for each Product shall be three years beginning on the date that Cisco or the Authorized Purchaser receives the Product (the “Warranty Period”) unless a longer period is agreed between the parties. Written notice of the warranty claim using the Supplier’s customer complaint form, shall be given to Supplier as promptly as is reasonably possible after discovery of the non-compliance by Cisco or its customer and also must be received by Supplier prior to expiration of the Warranty Period. Supplier represents and warrants that, when sold, all Products will be new and unused and, during the applicable Warranty Period (i) will comply in all respects with the Specifications, (ii) will be free from defects in materials and workmanship and design, and (iii) each Product, when delivered, shall have no less than eight (8) remaining weeks of shelf-life. Supplier will, at its expense and Cisco’s option either provide a credit to Cisco or replace all Products not conforming to the requirements of this Section with new and unused Products shipped to a location designated by Cisco within two (2) business days or as soon as practicable after receipt of Cisco’s request for replacement. If Supplier requests from the entity who submitted the timely warranty claim return of Product subject to the warranty claim or a portion thereof, by issuance of a written return material authorization (“RMA”), such customer shall return same to Supplier’s original shipping point with the applicable, freight charges to be borne by Supplier. Any Product replaced under warranty shall be warranted for the period of time remaining in the original warranty for the Product, but no less than one hundred twenty (120) days.

17.2           Warranty Conditions. The warranty under Section 17.1 will not apply if the alleged non-compliance or if the Products are subject to operating and/or environmental conditions in excess of the maximum values stated in the applicable Specifications or otherwise have been subject to, including but not limited to, misuse, tampering, improper installation, or damage, or repair, modification, or damage not authorized by Supplier or its authorized representatives.

17.3           Software. Supplier hereby represents and warrants that the Software: (i) has been obtained, developed and provided to Cisco in compliance with all applicable Open Source Licenses; and (ii) such applicable Open Source Licenses have been duly mentioned in the Documentation or have otherwise been disclosed to Cisco and such Software when delivered under this Agreement shall be free from Contamination; and (iii) when used without Modification (as defined in Section 19.4) according to the Documentation and this Agreement for its intended, described purpose, the Software will not cause Contamination of any Cisco or third-party proprietary technology.

17.4           Warranty Disclaimer. Supplier grants no other warranties, either expressed or implied, statutory or otherwise, including any implied warranties of quality, merchantability and fitness for a particular purpose.

18.           Epidemic Failure.

18.1           Definition and Process. In the event that during the five (5) year period after delivery of a Product an Epidemic Failure occurs in a Product, the following terms shall apply:

(i)               The party that discovers the failure will notify the other promptly; provided, however, that in the event Supplier discovers a failure that creates a risk of injury or death, Supplier will immediately notify Cisco and will also provide Cisco with written notice within twelve (12) hours of any notification made by Supplier to any governmental body responsible for regulation of product safety;

(ii)              Supplier shall provide to Cisco a preliminary plan for problem diagnosis within one (1) business day of the notification, which plan Supplier will revise on Cisco’s request;

(iii)             Supplier and Cisco will use commercially reasonable efforts to diagnose the problem, plan an initial work-around and effect a permanent solution; and

(iv)             Supplier and Cisco will mutually agree on a plan for customer notification, replacement scheduling and remediation, which may include field removal, return and reinstallation, work in process (“WIP”), inventory replacement, and repair, or retrofitting, regardless of location or status of WIP completion.

Notwithstanding the foregoing Cisco may undertake any and all action necessary independently of Supplier.

18.2           Costs of Epidemic Failure. Subject to the liability exclusions and limitations set out in Section 22 (Limitation of Liability), Supplier will compensate Cisco for all reasonable, direct costs incurred by Cisco or its Authorized Purchasers in rectifying any Epidemic Failure. The parties acknowledge and agree that such reasonable direct costs shall be limited to: (a) the cost of replacement Products and/or subassemblies and repair materials, (b) the costs relating to communications to Cisco customers and channels of distribution regarding (i) the Epidemic Failure, (ii) its effect and (iii) the corrective/remediation process with respect to Products; (c) the cost of returning affected Products and/or subassemblies, (d) labor and travel costs relating to removing or repairing the affected Products and/or subassemblies, and installing replacement Products and/or subassemblies into, the applicable Cisco products wherever located, (e) the cost of shipping replacement Products and/or subassemblies, and (0 costs incurred by Cisco and its Authorized Purchasers for retooling, remanufacturing, retesting or recalibration as a result of such Epidemic Failure.

19.           Indemnification.

19.1           Supplier’s Indemnification. Supplier will indemnify, defend, and hold harmless each of Cisco and its officers, directors, employees, successors and assigns (collectively the “indemnified Parties”) from and against all claims, suits, demands and actions brought by a third party against the Indemnified Parties or tendered by demand to the Indemnified Parties for defense and/or indemnification (collectively “Claims”), and for all damages, losses, costs and liabilities including reasonable attorney and professional fees (collectively “Losses”) that result from Claims, to the extent that such Claims are based on the allegation (i) that one or more Products, or any part thereof, as supplied by Supplier to Cisco and used as permitted hereunder, infringe, misappropriate, or violate any Intellectual Property rights of any third party; or (ii) that one or more Products, or any part thereof, have caused bodily injury (including death) or physical damage to tangible property; or (iii) allege that, due to any Open Source Technology incorporated by Supplier into any Software, (x) a third party has been granted any right or immunity in, to or under Cisco products, property or proprietary technology; or (y) any Cisco trade secret must be disclosed. In addition, the Supplier will, subject to Section 19.3, pay all amounts in a monetary settlement of the Claims.

19.2           Continued Use. Upon the assertion of a Claim under Section 19.1(i) (an “IPR Claim”), the provisions of this Section 19.2 shall apply. Supplier shall at its sole expense and in the following order: (i) obtain a license that allows the continued use, manufacture, import, support, sale and distribution of the Products, or (ii) replace or modify the Products so as to be non-infringing, or (iii) in the event that Supplier cannot achieve either (i) or (ii) above, refund to Cisco the Useful Life Portion of the price of Products returned to Supplier together with the costs for such return and, in addition, reimburse the costs, subject to Section 22, incurred by Indemnified Parties as a result of (the following being referred to as the “Replacement Product Costs”): tooling, calibration, manufacture, testing, and deployment of a replacement product. The obligations of Supplier under this Section 19.2 shall be in addition to its obligations of indemnity under this Section 19. The term “Useful Life Portion” means that portion of the price of the subject Product corresponding with the remaining portion of the time period deemed under United States generally accepted accounting principles to be the useful life of such Product.

19.3           Notification and Control. Cisco will promptly notify Supplier, in writing, of any Claim for which Cisco seeks indemnification (provided that Cisco’s failure to provide such notice will relieve Supplier of its indemnification obligations only to the extent that such failure prejudices Supplier’s ability to defend the Claim). Supplier shall have sole control of the Claim, its defense and all negotiations for its settlement or compromise and Supplier shall exercise such control in good faith. Supplier shall use counsel reasonably acceptable to Cisco. Cisco may employ counsel at its own expense (provided that if counsel is employed because Supplier does not assume control, Supplier will bear such expense). Cisco shall have no liability for any costs, losses or damages resulting from any settlement or compromise made by Supplier without Cisco’s prior written consent. Notwithstanding anything else in this Section 19.3, if the Claim is one of multiple claims in a lawsuit against the Indemnified Parties or tendered to the Indemnified Parties for defense and/or indemnification, some of which claims may not be subject to the indemnity obligation under this Section 19, Cisco may, at its sole discretion, elect to solely control the defense, settlement, adjustment or compromise of the Claim, in which event: (a) Supplier agrees to cooperate with Cisco and provide any assistance as may be reasonably necessary in the defense, settlement, adjustment or compromise, and (b) Supplier shall not be relieved of its obligations under this Section 19 and shall remain responsible for its proportionate share of the losses, damages, liabilities, settlements, costs and expenses relating to the Claim(s); provided, however, that Supplier shall not be proportionately responsible for any settlement or compromise made by Cisco in such multiple claim lawsuit or otherwise be responsible for any liability therein, in either event resulting from any settlement or compromise made by Cisco without Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

19.4           Exceptions to Supplier’s Indemnity. Supplier shall have no obligation under Section 19.1 (i) to the extent any claim of infringement is caused by (i) use or sale of the Product in combination with any other products not provided by Supplier if the infringement would not have occurred but for such combination; (ii) any alteration or modification of the Product (other than the installation of firmware installed or supplied by Supplier, which shall not be deemed to be an alteration or modification under this section) not made or, if in writing, authorized by Supplier (including those subsequent alterations or modifications made by Cisco or a third party not authorized in writing by Supplier), if the infringement would not have occurred but for such alteration or modification (an alteration or modification of the type described in this clause (ii) is sometimes referred to in this Agreement as a “Modification”); (iii) Supplier’s compliance with Cisco’s unique written specifications, instructions or designs if the infringement would not have occurred but for such written specifications, instructions or designs, (excepting any implementation thereof by Supplier unless there was no possibility to implement said specifications, designs or instructions in a non infringing manner); or (iv) Cisco’s failure to substantially comply with Supplier’s reasonable written instructions which if implemented would have rendered the Product non-infringing, provided that a reasonably sufficient time period is given to Cisco to enable it to implement the written instructions and that Supplier remains obligated under Section 19.1 with respect to any infringement occurring up to the end of such time period. Notwithstanding any clause herein to the contrary, Supplier will not be responsible hereunder for any expenses, costs, liability or damages incurred by Cisco as a result of Cisco failing to comply with an injunction not to use the Product of which injunction Supplier has given Cisco written notice or for any criminal sanctions that result from the use or distribution of the Product by Cisco pursuant to this Agreement, provided that Supplier has notified Cisco in writing or Cisco otherwise was notified in writing that such use or distribution of the Product constituted a criminal offence. Notwithstanding the foregoing, Supplier shall not be relieved of its obligation under Section 19.1 if there is no commercially reasonable non-infringing use for the Product in any combination. Notwithstanding any other provision contained in this Agreement, Supplier shall have no liability for any bodily injury (including death) or physical damage to tangible property under clause (ii) of Section 19.1 of this Agreement to Cisco or any other Indemnified Parties if the Product(s) alleged to have caused such bodily injury (including death) or physical damage to tangible property had been (i) operated or subjected to environmental conditions in excess of the maximum values stated in the applicable Specifications;(ii) subjected to misuse, tampering, improper installation, or damage, or (iii) subjected to repair or modification not authorized by Supplier or its authorized representatives.

19.5           Application to Authorized Purchaser Purchases. The obligations of this Article 19 shall apply as between Cisco and Supplier irrespective of whether the Products at issue were purchased directly by Cisco or by a Cisco Authorized Purchaser as contemplated in Section 3.3 (Application of certain sections to Authorized Purchasers) above, provided, however, that the defense and indemnification obligations set out herein may not be asserted against Supplier by both Cisco and the Authorized Purchaser in respect to the same Claim or series of related Claims.

THIS SECTION 19 STATES THE ENTIRE OBLIGATION OF SUPPLIER WITH RESPECT TO ANY INDEMNIFICATION CLAIMS IN RELATION TO THE PRODUCTS.

20.           Confidentiality. The parties shall treat the terms and conditions of this Agreement as Confidential Information (as defined in the NDA referenced below) of Cisco. Upon execution hereof, the parties shall comply with the provisions of the Master Non-Disclosure Agreement executed by Supplier and Cisco Systems, Inc. with an effective date of June 17, 2010 (the “NDA”). Notwithstanding the foregoing, Supplier authorizes Cisco to disclose Supplier’s Confidential Information and this Agreement to Cisco Authorized Purchasers and other third parties involved in the manufacture of Cisco’s products.

21.           Compliance With Laws.

21.1           General Compliance with Laws. Supplier represents and warrants that it has complied and shall comply with all applicable laws, regulations and other governmental requirements in effect at the time of manufacture of each of the Products. Supplier shall comply with Cisco’s materials content requirements as provided to Supplier from time to time and shall undertake testing sufficient to validate compliance with such requirements. The parties agree at all times to act consistently with Cisco’s global anti-corruption policy posted at http://www.cisco.com/legal/anti corruption.html. Supplier shall diligently pursue effecting its operations and performance hereunder in accordance with Cisco’s Supplier Code of Conduct as published at Cisco.com and updated from time to time. Supplier shall promote Cisco’s supplier diversity goals by including suppliers, where warranted, that qualify as diverse suppliers in any one or more of the categories identified on Cisco’s Supplier Diversity Business Development Website www.cisco.com/supplier/diversity and as further defined at: http://www.cisco.com/supplier/diversity/definitions.shtml. Supplier shall provide to Cisco quarterly reports of Supplier’s expenditures with such diverse suppliers.

21.2           Compliance with Certain Environmental Laws. Supplier shall also adhere to the following:

(i)       The Products and the processes used to produce and/or manufacture such Products shall comply with all applicable laws, regulations and ordinances which regulate use of Hazardous Materials or which impact, in whole or in part, a Product’s sale or placement into commerce by or on behalf of Cisco or Cisco Authorized Purchasers. Such laws, regulations and ordinances include but are not limited to, the EU RoHS Directive 2011/65/EU, China RoHS, those regulations listed in the then-current JIG and similar laws, rules, statutes, treaties or orders; and

(ii)      The Products shall not contain substances which are above the threshold levels established in Annex A of the then-current JIG; provided, however, that for Level A Substances, the mercury threshold shall be reduced to 100 ppm. Use of materials containing any such substance in an amount exceeding the JIG Annex A threshold levels may be used only if and in the manner specified in advance written approval by Cisco.

22.           LIMITATION OF LIABILITY.

22.1           Limitation of Liability. The following provisions in this Section 22 (Limitation of Liability) set out both Parties’ entire liability to each other for damages in respect of all claims and demands giving rise to liability of a Party arising out of or in connection with this Agreement, including any liability for the acts and omissions of a Party or its affiliates or of any employee, agent, independent contractor, supplier, or subcontractor of a Party or its affiliates. Each Party and its affiliates and each of their employees, agents, independent contractors, suppliers and subcontractors may rely upon and enforce the exclusions and restrictions of liability in this Section 22 in that entity or person’s own name and for that entity or person’s own benefit.

22.2           Aggregate Liability. Except for Supplier’s obligations in Section 19 (Indemnification) other than for Replacement Product Costs (Supplier’s obligations for Replacement Product Costs under Section 19 being subject to the limitations set forth in the remaining below provisions of this Section 22.2 and Supplier’s indemnification obligations under clause (ii) of Section 19.1, which obligations are subject to the limitations contained in Section 22.4); for breach of a party’s obligations of confidentiality under Section 20; and violation or infringement by one party of the Intellectual Property of the other party or a third party, the total aggregate liability of a Party to the other Party, and such other Party’s affiliates, and their respective directors, officers, partners, employees and subcontractors for any damages of any kind, in respect of all claims or demands under this Agreement and the CSI Agreement shall not exceed an amount (the “Aggregate Liability Limit”) equal to the greater of (i) five million dollars (US$5,000,000) or (ii) the amount of monies cumulatively paid by Cisco and the Authorized Purchasers to Supplier for Products for the twelve (12) month period immediately preceding the first notice of the event giving rise to such liability that is either: (a) received by Cisco from Supplier; or (b) sent by Cisco to Supplier.

22.3           Consequential Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR SUPPLIER’S OBLIGATIONS IN SECTION 17.3 (OPEN SOURCE WARRANTY), 18 (EPIDEMIC FAILURE) AND SECTION 19 (INDEMNIFICATION) OTHER THAN FOR REPLACEMENT PRODUCT COSTS (WHICH SHALL BE SUBJECT TO THE LIMITS CONTAINED IN SECTION 22.2), FOR BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 20, AND FOR VIOLATION OR INFRINGEMENT BY ONE PARTY OF THE INTELLECTUAL PROPERTY OF THE OTHER PARTY OR A THIRD PARTY, UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE UNDER ANY CONTRACT, PRODUCT LIABILITY, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, SUCH AS BUT NOT LIMITED TO THOSE FOR BUSINESS INTERRUPTION, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF DATA, LOSS OF GOODWILL OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES (EXCEPT AS PROVIDED IN SECTION 18.2 AND SECTION 19.2), ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY.

22.4           Special Limitation of Liability for Certain Supplier Indemnification Obligations. Notwithstanding any other provision contained in this Agreement, under no circumstances shall the cumulative liability of Supplier to Indemnified Parties for indemnification obligations under clause (ii) of Section 19.1 or otherwise for personal injury (including death) or property damage to tangible property, exceed the sum of (a) any insurance recovery with respect thereto, plus (b) the Aggregate Liability Limit.

22.5           Where Not Applicable. The foregoing limitations and exclusions with respect to the Parties’ liability shall not apply for any matter which it would be illegal under the laws described in Section 29.3 for either Party to exclude or to attempt to exclude its liability.

23.           Insurance. Supplier shall, at its own expense and at all times during the term of this Agreement and after its termination as required below, maintain in effect the insurance and minimum limits of coverage designated below, together with any other insurance required by law in any jurisdiction where Supplier provides Products and/or services under this Agreement, in insurance companies authorized to do business in such jurisdictions. These minimum requirements do not limit or reduce Supplier’s liability arising from its obligations under this Agreement.

23.1           General Liability Insurance. Supplier shall maintain general liability insurance covering all operations by or on behalf of Supplier arising out of or connected with this Agreement and providing coverage for bodily injury, property damage and products liability. Such insurance can be maintained in any combination of the following types of insurance: Commercial General Liability, Foreign General Liability, Public Liability, Products Liability, Umbrella Liability and/or Excess Liability, or equivalent insurance. Such insurance shall provide limits of not less than the equivalent of US$5,000,000 per occurrence or per claim and in the annual aggregate. If such insurance is maintained on an “occurrence” basis, such insurance shall be maintained for at least one year after the expiration of this Agreement, and if such insurance is maintained on a “claims made” basis, such insurance shall be maintained for at least three years after the expiration of this Agreement.

23.2           Errors and Omissions Liability Insurance (Professional Liability). Supplier shall maintain errors and omissions insurance (also known as professional liability or professional indemnity insurance) with limits of not less than the equivalent of US$1,500,000 per occurrence or per claim and in the annual aggregate. If such insurance is maintained on an “occurrence” basis, such insurance shall be maintained for at least one year after the expiration of this Agreement, and if such insurance is maintained on a “claims made” basis, such insurance shall be maintained for at least three years after the expiration of this Agreement.

23.3           Proof of Insurance. Certificates of Insurance or other evidence of the coverages required above shall be furnished by Supplier to Cisco when this Agreement is signed, or within a reasonable time thereafter, and within a reasonable time after such coverage is renewed or replaced. Cisco’s receipt and/or acceptance of such proof shall not limit or relieve Supplier of the duties and responsibilities with respect to maintaining insurance required by this Agreement. Such proof shall be delivered to Global Risk Management Cisco Systems, Inc. 170 W. Tasman Drive, M/S SJC-11/3 San Jose, CA 95134.

23.4           Waiver of Subrogation. The insurance maintained by Supplier pursuant to Section 23.1 above shall provide that, except to the extent prohibited by law, Supplier and its insurer waive all rights of recovery or subrogation against Cisco, its officers, directors, employees, and agents, but only for injury, damage or loss that falls within Supplier’s indemnity obligations under this Agreement.

23.5           Policies to be Primary. The insurance maintained by Supplier pursuant to this Agreement shall provide that Supplier’s insurance is primary to and noncontributory with any and all other insurance maintained by or otherwise afforded to Cisco, its officers, directors, employees and agents, but only for injury, damage or loss that falls within Supplier’s indemnity obligations under this Agreement.

24.           Term and Termination.

24.1           Term. Unless terminated earlier as provided herein, this Agreement will have a term of three (3) years commencing on the Effective Date and shall automatically renew for additional periods of one (1) year (“Term”) unless either party provides the other written notice of non-renewal at least one hundred and twenty (120) days prior to the expiration of the then-current Term.

24.2           Termination. Cisco may terminate this Agreement and/or any Order in the event of Supplier’s material breach that remains uncured thirty (30) days after Cisco has provided written notice thereof Supplier may terminate this Agreement in the event of Cisco’s material breach that remains uncured thirty (30) days after Supplier has provided written notice thereof.

24.3           Survival. Sections 1 (Definitions), 13.2 (Minimum Manufacturing Period), 13.4 (Product End of Life), 14 (Software), 16 (RCFA and Support), 17 (Warranties), 18 (Epidemic Failure), 19 (Indemnification), 20 (Confidentiality), 22 (Limitation of Liability), 23 (Insurance), 24.3 (Survival), 25 (Scrap and Supply Chain Visibility), 26 (Audit), 28 (Manufacturing Rights and 29 (General) and all end user licenses shall survive termination of this Agreement.

25.           Scrap and Supply Chain Visibility. Supplier shall comply with Cisco’s Scrap Policy and Supply Chain Visibility Policy as communicated to Supplier from time to time.

26.           Audit. Upon not less than fifteen (15) days’ notice, Cisco may verify Supplier’s compliance with the terms and conditions of this Agreement by conducting an audit at any Supplier facility at which books and records related to the performance of this Agreement are kept or at which any Product is produced, stored or shipped. Any such audit shall be conducted during Supplier’s normal hours of operation and may be conducted by an independent third party or Cisco internal auditors. Such audits shall be conducted at Cisco’s expense, provided that if any audit reveals a variance of two percent (2%) or more from any mutually agreed baseline or any material breach of this Agreement, Supplier shall pay the reasonable fees and expenses of such audit.

27.           Force Majeure

27.1           General. Neither party shall be considered in default of performance under this Agreement to the extent that performance of such obligation is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism, civil strife, labor disputes or disturbances, governmental regulations, communication or utility failures, or casualties to the extent such default is beyond the reasonable control of such party (a “Force Majeure Event”). Supplier shall resume performance under this Agreement immediately after the delaying cause ceases and within any time to recover objective defined in the BCP, as described below, and, at Cisco’s option, extend the then current term period for a period equivalent to the length of time the excused delay endured.

27.2           Disaster Recovery. In the event Supplier experiences a Force Majeure Event that makes continuation of normal business impossible such that Supplier cannot deliver Product to Cisco for a period of time, Supplier shall use its best efforts to comply with the requirements of its BCP to resume pre-disaster Product production levels within the time to recover objective stated in the BCP. The provisions of paragraph 27.1 above are inapplicable to the extent that Supplier does not use its best efforts to continuously comply with the BCP.

28.           Manufacturing Rights.

28.1           Cisco’s Right to Manufacture. Supplier hereby grants to Cisco a royalty-free, worldwide, nonexclusive, nontransferable, perpetual (other than as provided in below clauses (i) and (iv) of this paragraph), non-terminable (other than as provided in below clauses (i) and (iv) of this paragraph), limited right and license to have manufactured by the Supplier’s supply chain, manufacturer, and/or foundry approved by Cisco and Supplier (the “Supplier’s Supply Chain”) subject to and as set forth in the foundry letter attached hereto as Exhibit F (as amended from time to time, “Foundry Letter”), (a) any Custom Product sold hereunder; and (b) such other Products as may be mutually agreed upon by the parties. Manufacture of Products for Cisco by exercise of rights under a Foundry Letter shall not be construed as any license, transfer or assignment of Intellectual Property of Supplier or its licensors, other than the license under the preceding sentence. Cisco shall have no right to assign in whole or in part its rights under a Foundry Letter, to any third party, provided that Cisco may, as contemplated by Section 28.4, appoint an entity to perform the services previously performed by Supplier subject to the limitations and solely for the purposes set forth in the Foundry Letter (“Permitted MR Entity”). Supplier hereby disclaims any and all warranties, liabilities and indemnification obligations with respect to Products directly manufactured by Supplier Supply Chain for Cisco pursuant to this Section 28. Cisco may exercise this license at any time solely in accordance with the Foundry Letter upon the occurrence of any of the following events or circumstances:

(i)               If Supplier fails consistently or continuously to supply Products in the quantities ordered which such failure continues uncured for fourteen (14) clays after Supplier receives written notice of such failure from Cisco; provided, however, that during such 14-day period, Cisco shall have the right to meet directly with Supplier’s subject sourcing contractor, in the presence of Supplier, in an effort to determine the cause of and attempt to resolve such failure to supply. If such failure is caused solely by the acts or omissions of Supplier, Cisco shall have the right to exercise this license at the termination of the 14-day period until such time as both (A) the supply disruption has been resolved with the reasonable expectation that it will not occur again and (B) Supplier has addressed to Cisco’s reasonable satisfaction the cause of such supply disruption.

(ii)              If Supplier discontinues manufacturing the Product(s) and does not make a substitute product available to Cisco at a mutually agreeable price that, in Cisco’s sole reasonable judgment, is in all respects equivalent in form, fit and function.

(iii)             If Supplier breaches Section 29.1 (Assignment).

(iv)            Upon the occurrence of any one of the following events (each, an “Insolvency Event”): (a) a receiver is appointed for Supplier or its property; (b) Supplier makes a general assignment for the benefit of its creditors; (c) Supplier commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (d) Supplier is liquidating, dissolving or ceasing business operations; provided, however that this clause (iv) shall only apply following the occurrence of an Insolvency Event, during such time that the Insolvency Event continues.

(v)             Upon thirty (30) clays’ notice, if Supplier has both (A) failed to deliver Products for a minimum of thirty (30) days clue to force majeure, and (B) failed to comply in all respects with the Force Majeure Mitigation Plan attached as Schedule 28.1(v) which failure continues uncured for five days following receipt by Supplier of written notice from Cisco of such failure; provided that notwithstanding the foregoing, if the force majeure occurrence causing such failure to deliver Product impacted Supplier’s subject sourcing contractor for said Product in substantially the same manner as Supplier was thereby impacted, Cisco shall not have license exercise rights by reason of this clause (v) as to such force majeure event.

(vi)             If Cisco is informed in writing that there is an obligation as determined by order of a court of competent jurisdiction (and not merely an allegation) under an Open Source Technology license to release Cisco code, and Cisco has provided Supplier with a copy of such notice and not less than 14 days has lapsed following such notice or such shorter period so as to not be in violation of such court order.

28.2           Costs Incurred by Cisco. Supplier shall reimburse Cisco and the Authorized Purchasers for any direct costs, expenses or fees they may incur (and for which reasonably supporting documentation is provided to Supplier ), as a result of the transition of Manufacturing Rights back to Supplier pursuant to Sections 28.1(i) and (iv) above.

28.3           Continuing Technical Support and Assistance. In the event Cisco exercises the Manufacturing Rights, Supplier shall, at Supplier’s then standard pricing for same, provide Cisco technical support and assistance for no longer than one year following such exercise, as Cisco may reasonably request.

28.4           Implementation of Manufacturing Rights Using a Permitted MR Entity. Within ninety (90) days following the Effective Date, Supplier and Cisco agree to negotiate in good faith and execute an agreement with an entity selected by Cisco to facilitate execution of the Manufacturing Rights (a “Permitted MR Entity”), to be incorporated into this Agreement by reference, which such agreement shall, in part, (i) set forth the services to be performed by Supplier in support of such facilitation, and (ii) contain confidentiality obligations on Permitted MR Entity either by its agreement to the terms of the NDA or by other provisions mutually satisfactory to Cisco, Supplier and Permitted MR Entity. Should Cisco subsequent to the execution of the agreement contemplated by the preceding sentence, notify Supplier that it is retaining the services of a different Permitted MR Entity, the parties shall execute another agreement with that successor Permitted MR Entity. The parties acknowledge and agree that each party to the foregoing agreement may have rights and obligations under such agreement that must be performed independent of and prior to any exercise of the Manufacturing Rights by Cisco.

29.           General.

29.1           Assignment. Supplier may not assign or transfer this Agreement or delegate its obligations hereunder, in whole or in part, without the prior written consent of Cisco, which such consent shall not be unreasonably withheld or delayed, it being understood that (i) it shall only be reasonable for Cisco to withhold or delay its consent if Cisco solely and reasonably determines that the proposed assignee is a competitor or an affiliate of a competitor of Cisco’s or is an entity (or an affiliate thereof) with which Cisco has experienced a materially adverse supplier relationship and (ii) Cisco’s approval shall be deemed to have been given if Supplier does not receive written denial by Cisco within twenty-one (21) clays of Cisco’s receipt of Supplier’s request for consent to assignment. Any attempt to assign or transfer or delegate without such consent within such twenty-one (21)-day period is void.

29.2           Notices. All notices shall be delivered via express courier, via registered or certified mail, or via fax if confirmed by registered or certified mail, to the following addresses:

“Cisco” Cisco Systems International B.V. Haarlerbergpark, Haarlerbergweg 13-19, 1101 CH Amsterdam The Netherlands Attn: Director, Finance	“Supplier” Inside Secure 41 Parc Club du Golf, Aix-en-Provence, France Attn: Pascal Didier Attn: Director, Finance
with a copy to: Cisco Systems, Inc. 170 West Tasman Drive San Jose, CA 95134 Attn: Sr. V.P. and General Counsel Fax: (408) 526-8220	with a copy to: “Supplier” Inside Secure 555 Twin Dolphin Drive, Suite 125 Redwood City, CA 94065 Attn: Didier Serra, E.V.P. Sales - Americas Email: dserra@insidefr.com

29.3           Governing Law. This Agreement will be governed by New York law, without regard to its principles of conflicts of law.

29.4           Entire Agreement. This Agreement, together with its Exhibits and information and documents referenced herein, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties regarding the subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Exhibit, the terms of the Exhibit shall govern.

29.5           Relationship of Parties. The parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, employment, franchise, master/servant or principal/agent, is intended by this Agreement. Neither party shall have the right to bind or obligate the other.

29.6           Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. No change, modification or waiver of any of the terms and conditions of this Agreement shall be binding upon the parties unless made in writing and signed by duly authorized representatives of the parties.

29.7           Severability. If for any reason any provision of this Agreement is adjudicated to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

29.8           Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

29.9           Counterparts. This Agreement may be executed in two counterparts, and signature pages may be delivered via facsimile, each of which shall be an original and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date by persons duly authorized.

Cisco Systems International B.V. By: /s/ Harald Kleijn Name: Harald Kleijn Title: Managing Director Date: 11/9/14	Inside Secure By: /s/ Pascal Didier Name: Pascal Didier Title: CO & Corporate Secretary Date: 8/25/14